Exhibit 10.10

BRIDGE LOAN AGREEMENT

This Bridge Loan Agreement (“Agreement”) is made as of the October 15, 2024 (“Effective Date”) by and among Regentis Biomaterials Ltd., a company, incorporated under the laws of Israel (the “Company”) and the lenders identified in Schedule A attached hereto (each, a “Lender” and collectively, the “Lenders”). The Company and the Lenders shall each be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Company desires to borrow from the lenders identified in Schedule A, including Dr. Ehud Geller and the Participating Lenders (a defined below), up to an aggregate amount of US$ 500,000 (“Loan Amount”); and

WHEREAS, the lenders identified in Schedule B (the “Participating Lenders”) are willing to lend to the Company, out of the Loan Amount, an aggregate amount of US$ 150,000 (the “Additional Loan Amount”)

WHEREAS, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise the Loan Amount by means of this Agreement; and

WHEREAS, each Lender is willing to lend the applicable Loan Amount to the Company upon the terms and conditions set forth in this Agreement, provided however that Dr. Ehud Geller willingness to provide a Lender Amount of US$ 100,000 (the “Geller Amount”) is subject to the actual receipt by the Company of the Additional Loan Amount from the Participating Lenders.

Now, therefore, in consideration of these premises, the respective covenants of the Company and the Lenders set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Loan

1.1. Loan Amount. Within fourteen (14) days following the Effective Date, each of the Lenders (as set forth in Schedule B hereof) will transfer the amount set forth opposite his/her/its name in Schedule B (“Lender’s Amount”) to the Company’s bank account provided however that the Parties acknowledge Mr. Pini Ben Elazar undertaking to make available to the Company a Participating Lender Additional Loan Amount equal to USD 17,500 (the “New Lender Amount”) within sixty (60) days from the Effective Date, by introducing to the transaction subject to this Agreement a new lender (the “New Lender”). and provided further that Dr. Ehud Geller undertaking to provide The Geller Amount is subject to the actual receipt by the Company of the Additional Loan Amount from the Participating Lenders.

1.2. Loan Interest. The Loan Amount shall bear, commencing as of the Effective Date and until the Maturity Date, an annual interest of eight percent (8%), to be added to the Additional Loan Amount (the “Accrued Interest”). The Additional Loan Amount and the Accrued Interest, together the “Outstanding Debt”.

1.3. Maturity. The Outstanding Debt shall become mature and payable by wire transfer delivered to each Lender account, the details of which shall be provided to the Company by each Lender in writing, at the earlier of (each a “Maturity Date”) (i) the date of consummation of the Qualifying IPO; or (ii) March 31,2025. In addition, at Maturity Date, the Company shall pay the Lenders, on a pro rata basis to each Lender participation to the Loan Amount, an aggregate risk premium equal to 0.3 * the Loan Amount (the “Risk Premium” and together with the Loan Amount, the “Investment Amount”), on a pro rata portion of each Lender’s Amount.

The term “Qualifying IPO” shall mean the closing of the first underwritten public offering of the Company’s Ordinary Shares to the general public pursuant to an effective registration statement under the U.S. Securities Act of 1933, and in connection with such offering, the Ordinary Shares of the Company are listed for trading on the NYSE, or the NASDAQ for a total offering of not less than US$ 6,000,000.

1.4. Issuance of Warrants. Upon the consummation of a Qualifying IPO, the Company shall issue and allot to the Lenders on a pro rata basis to each Lender’s Amount, such number of warrants exercisable during a period of three (3) years from their date of grant into Ordinary A Shares, nominal value NIS 0.01 each (the “Ordinary Shares”) of the Company, at an exercise price equal to seventy five percent (75%) of the Price Per Share (as defined below) each (the “Issued Warrants”), computed using the following formula:

X= (2*Y)/(0.75*Z)

Where:

X= the number of Issued Warrants

Y= Investment Amount (as defined below)

Z= the lowest closing price of the Company’ stock during the first five (5) trading days as of the Qualifying IPO consummation (the “Price Per Share”).

Any tax consequences arising from the issuance of the Issued Warrants and their exercise into Ordinary Shares shall be borne solely by each Lender. The Company shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.

1.5. Use of Proceeds. The Loan Amount shall be used by the Company in order to fund its activities towards a Qualifying IPO.

1.6. Event of Default. The Outstanding Debt shall become immediately due and payable upon an Event of Default. “Event of Default” shall be deemed to have occurred upon any one or more of the following circumstances, all if occurring during such period as the Additional Loan Amount remains outstanding hereunder:

1.6.1. If the Company shall commence voluntary proceedings under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of a jurisdiction, whether now or hereafter in effect, or if the Company shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or if the Company shall petition or apply for the appointment of any receiver or trustee of the Company or for all or substantially all of its property;

1.6.2. If the Company applies for an arrangement with its creditors or participants, or if the Company shall make an assignment of its assets for the benefit of its creditors (other than in the ordinary course of business); or

1.6.3. If there shall be commenced against the Company any proceedings related to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, or if a receiver or trustee shall be appointed for the Company or for all or substantially all of its property, and such proceedings or appointment remain uncorrected, undismissed or undischarged, as the case may be, for more than 90 (ninety) consecutive days.

2. Representations and Warranties

2.1. The Company represents to the Lenders that it has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Company. This Agreement is the legal, valid, and binding obligation of the Company, and is enforceable as to the Company in accordance with its terms. The Issued Shares issuable under this Agreement shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such securities are, validly issued and fully paid, issued without violation of any preemptive or similar rights of any shareholder of the Company and free and clear of liens and charges.

2.2. Each of the Lenders represents, with respect to itself, that:

2.2.1.  It has all requisite power and authority to execute, deliver, and perform this Agreement.

2.2.2. All necessary corporate proceedings of such Lender have been duly taken to authorize the execution, delivery, and performance of this Agreement by such Lender.

2.2.3. This Agreement is the legal, valid, and binding obligation of such Lender, and is enforceable as to such Lender in accordance with its terms.

2.2.4. It aware to the financial and business situation of the Company and to the risks involved in the provision of the Lender’s Amount.

2.2.5. It has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the transactions evidenced by this Agreement and can bear the economic consequences.

2.3. The Company represents to the Lenders that the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not, and will not, (a) conflict with or violate any provision of the Company’s governing documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound, or affected, (c) result in any mortgage, pledge, lien, hypothecation, claim, royalty obligations, conditional sale agreement, security agreement, encumbrance or other charge on assets or on property of the Company, or (d) result in a violation of any law to which the Company is subject (including securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are or are expected to be subject, or by which any property or asset of the Company is bound or affected).

3. General Provisions

3.1. Further Assurances. The Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby.

3.2. Entire Agreement; Amendment; Waiver. This Agreement and it’s exhibits, constitutes the full and entire understanding and agreement between the Parties hereto with regard to the subject matters hereof. Any term of this Agreement may be amended with the written consent of the Parties. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Except as otherwise provided for herein, the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the party against such waiver is sought.

3.3. Severability; Headings. The invalidity or unenforceability of any term or provision of this Agreement will not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and will not alter or otherwise affect the meaning of this Agreement.

3.4. Assignment. This Agreement is transferable and assignable by a Party only upon consent of the other Parties.

3.5. Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of law provisions thereof and the competent courts of the Tel-Aviv District, Israel shall have exclusive jurisdiction over any dispute arising thereof.

3.6. Notices. All notices and other communications required or permitted hereunder to be given to a party hereto shall be in writing. All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as shall be designated by notice from time to time. Any notice sent in accordance with this Section shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission, (ii) if sent by registered mail, upon three (3) days of mailing, (iii) if sent by messenger, upon delivery; and/or (iv) upon actual receipt.

3.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other parties hereto. This Agreement may also be signed via PDF (Portable Document Format) transmission, and signatures obtained in this manner shall be considered original and binding as evidence of such party’s agreement hereto and acceptance hereof.

[Company Signature Page. Loan Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Regentis Biomaterials Ltd.

By:	/s/ Ehud Geller
Name:	Ehud Geller
Title:	Chairman

[Lender Signature Page. Loan Agreement]

Lender

By:	[__________]

Name:

Title:

SCHEDULE A

Lender Name	Loan Amount
Participating Lenders	150,000
Ehud Geller	100,000

SCHEDULE B

Lender Name	Additional Loan Amount
Enrique Derzavich	25,000
Oren Traistman	25,000
Medlant Biotechs Ltd.	33,500
Israel Trau	20,000
Yaron Masliah	12,500
Pini Ben Elazar	16,500
Guy Bibi	12,500
Medlant Biotechs Ltd. (New Lender)	5,000
Total	150,000

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